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                                                                   EXHIBIT-3.A.1


                          ARTICLES OF INCORPORATION OF
                       TELEHUB COMMUNICATIONS CORPORATION
      (Pursuant to General Corporation Law of Nevada, Title 7, Chapter 78)

                                STATE OF NEVADA
                               Secretary of State

                          ARTICLE 1: NAME AND BUSINESS


The name of the Corporation is TeleHub Communications Corporation. The Corporation may engage in any lawful act, activity or business for which corporations may be organized under Nevada law.


                ARTICLE 2: RESIDENT AGENT AND REGISTERED OFFICE

     2.1: The Corporation's resident agent is The Corporation Trust Company of Nevada located at One East First Street, Reno, Nevada 89501.

     2.2: The address of the Corporation's registered office is One East First Street, Reno, Nevada 89501.

     2.3: The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted and meetings of directors and shareholders may be held outside the State of Nevada with the same effect as if in the State of Nevada.

     2.4: The books and records of this Corporation may be kept (subject to any statutory requirements) outside the State of Nevada at the locations designated by the Board of Directors or the Corporation's Bylaws.

                         ARTICLE 3: BOARD OF DIRECTORS

     3.1: The business and affairs of the Corporation shall be under the control and management of a Board of Directors, except as otherwise provided by law. The Board of Directors shall exercise all corporate powers of the Corporation except as otherwise provided herein or by law.

     3.2: In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized to make, alter, amend or repeal the Corporation's Bylaws without further action by shareholders.

     3.3: There shall be at least one and no more than nine Directors of the Corporation. The directorships shall be divided into three classes as nearly equal in size as is practicable, hereby designated Classes A, B, and C. The initial terms of office for Directors in each class will expire as follows:

          Class A: at the first Annual General Meeting of Shareholders ("AGM"); Class B: at the second AGM;
          Class C:  at the third AGM;





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Directors elected at an AGM to succeed expiring directorships shall hold office until the third AGM following the election and that Director's successor has been duly elected and qualified.

     3.4: The number of directorships shall only be changed by official action of the Board of Directors, and any increase or decrease by more than two directorships during a fiscal quarter shall require unanimous approval. Any increase or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable, provided that any decrease in the number of directorships shall not shorten the term of any incumbent Director.

     3.5: Vacant directorships and newly created directorships may be filled only by a majority vote of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person chosen to fill a vacant or newly-created directorship shall hold office until the expiration of the term for that directorship class and until the Director's successor has been duly elected and qualified.

     3.6: The initial Board of Directors shall consist of one Director, and the following person shall constitute the Corporation's initial Board of Directors:

           Name                Class          Address
           ----                -----          -------
     Donald H. Sledge          A              27 Cherry Hill Court
                                              Alamo, California 94507

          ARTICLE 4: LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

     4.1: To the fullest extent permitted by law, a director or officer of the Corporation shall not be personally liable to this Corporation or its shareholders for damages for breach of fiduciary duty as a director or officer.

     4.2: Any repeal or modification of this Article by the Corporation's shareholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Corporation's director or officer for acts or omissions prior to such repeal or modification.

                              ARTICLE 5: INDEMNITY

     5.1: As used in this Article, the term "Agent" includes officers, directors, employees, agents, and persons serving at the request of the Corporation, in any managerial, fiduciary or agency role for another entity.

     5.2: As used in this Article, the term "Action" includes threatened, pending, or completed actions, suits, or proceedings, whether administrative, civil, criminal or investigative.

     5.3: As used in this Article, the term "Expenses" includes liabilities, expenses, court costs, attorneys' fees, judgments, fines, penalties, and amounts paid in settlement.

     5.4: To the fullest extent permitted by law and by this Article, the Corporation shall indemnify any person against all Expense incurred in any Action by reason of the fact that person was an Agent of the Corporation.

     5.5: The Expenses of Agents incurred in defending an Action must be paid by the Corporation as such Expenses are incurred and in advance of the final disposition of the Action.


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Prior to advancing any Expenses, the Corporation must receive a notarized undertaking by the Agent promising to repay all amounts advanced if a court ultimately determines that the Agent is not entitled to indemnification by the Company.

     5.6: The indemnification provided in this Article shall not be exclusive of any other right which such Agents may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under this Article.

     5.7: Without limiting the application of the foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any Agent against any Expenses asserted against such Agent and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person

     5.8: The indemnification provided in this Article shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the Agent's estate, heirs, personal representatives, executors and administrators.

     5.9: any repeal or modification of this Article by the Corporation's shareholders shall be prospective only, and shall not adversely affect any limitation on the personal liability of a Corporation's director or officer for acts or omissions prior to such repeal or modification.

                            ARTICLE 6: SHAREHOLDERS

     6.1: Meetings of the Corporation's shareholders may be held within or without the State of Nevada, as the Corporation's bylaws may provide.

     6.2: After the Corporation becomes subject to the requirements of Sections 12 or 15(d) of the United States Securities Exchange Act of 1934, the shareholders may not act by written consent without a meeting, but instead, may act only at a duly called annual or special meeting.

     6.3: Only the Corporation's Chairman or Vice-Chairman of the Board of Directors or the Chief Executive Officer may call an annual or special meeting of shareholders.

     6.4: Cumulative voting shall not be permitted in the election of directors.

     6.5: Shareholders may only remove a director from office for cause.

     6.6: The removal of a director from office requires the vote of shareholders representing at least two-thirds of the voting power of the issued and outstanding capital stock entitled to voting power.

     6.7: Any proposal to be submitted for approval by the shareholders must first be presented to the Board of Directors for their recommendation. Adoption of any proposal not expressly recommended by an official Resolution of the Board of Directors requires the affirmative vote of shareholders representing at least of 75% of the voting power of the issued and outstanding capital stock entitled to voting power.


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                             ARTICLE; CAPITAL STOCK

     7.1: This Corporation is authorized to issue two classes of capital stock, to be designated, respectively, "Common Shares" and "Preferred Shares". The total amount of capital stock ("Shares") this Corporation may issue is Two Hundred Million (200,000,000) Shares.

     7.2: The Corporation may issue Shares from time to time without any action by the shareholders. The Shares may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may authorize Shares of one class to be issued as a share dividend in respect of Shares of another class or series.

     7.3: One Hundred Million (100,000,000) Shares shall be designated "Common Shares" with a par value of $0.001 per Common Share.

     7.4: One Hundred Million (100,000,000) Shares shall be designated "Preferred Shares" with a par value of $0.001 per Preferred Share. The Corporation may issue Preferred Shares in one or more series, at such price and in such number as authorized by the Board of Directors. The Board of Directors shall by written resolution, prescribe the number, voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Shares.

     7.5: Shareholders of the Corporation do not have any preemptive rights to purchase, subscribe for, or otherwise acquire any Shares or other Corporation securities.

                             ARTICLE 8: AMENDMENT OF ARTICLES

     8.1: The Corporation reserves the right to amend, add, alter, change or repeal any provision of these Articles of Incorporation or its Bylaws, in the manner now hereafter prescribed by Nevada statute, by these Articles or the Bylaws, and all rights conferred upon the shareholders are granted subject to this reservation.

     8.2: Any amendment, addition, alteration, change or repeal ("Amendment") to these Articles must first be presented to the Board of Directors for their recommendation. Adoption of any Amendment not expressly recommended by an official Resolution of the Board of Directors requires the affirmative vote of shareholders representing at least 75% of the voting power of the issued and outstanding capital stock entitled to voting power.

SIGNATURES OF INCORPORATORS


/s/ PATRICK E. DONOVAN                          1675 Broadway, Ste.1200
------------------------------                  ------------------------------
Patrick E. Donovan                              Denver, CO 80202

This instrument was acknowledged before me on September 25, 1996, by PATRICK E. DONOVAN and ______________ as incorporators of TELEHUB COMMUNICATIONS CORPORATION.


[SEAL]                                          /s/BARBARA A SENA
                                                ------------------------------
                                                Notary Public

                                                My Commission Expires 10/9/96




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